Exhibit 99.01

CONTACTS:
For Media Inquiries:	For Investor Inquiries:
Jared Tipton Cepheid Corporate Communications Tel: (408) 400-8377 communications@cepheid.com	Jacquie Ross, CFA Cepheid Investor Relations Tel: (408) 400-8329 investor.relations@cepheid.com

CEPHEID EXTENDS REACH OF DIRECT US COMMERCIAL OPERATIONS

Acquires Customer Relationships from Former Distribution Partner

SUNNYVALE, CALIF. — October 1, 2014— Cepheid (NASDAQ: CPHD) today announced that, effective today, it has entered into a purchase agreement to acquire the customer relationships from its former distribution partner, the Laboratory Supply Company (LABSCO). LABSCO has partnered with Cepheid since early 2012 to drive adoption of the GeneXpert® System in US hospitals with fewer than 150 beds, which increased Cepheid’s installed base in the segment by approximately 200 customers.

“While LABSCO has been a valued partner for the last three years, the current scale of our commercial operations and our strategic focus on customers of all sizes has led us to conclude that now is the right time to step up our commitment to the smaller hospital market,” said John Bishop, Cepheid’s Chairman and Chief Executive Officer. “With 14 different tests readily available for the platform today, and additional tests expected in the near-term, the GeneXpert System is more relevant and accessible to customers of all sizes than ever before. Further, the unique scalability of the GeneXpert System makes it an excellent choice for smaller hospitals operating on a stand-alone basis or as part of a consolidated group. We look forward to the opportunity to support, first-hand, these hospitals’ commitments to ever higher standards of patient care and efficiency.”

The purchase price is $21 million for the acquisition of the customer relationships established by LABSCO, subject to certain upward and downward purchase price adjustments. As part of the purchase agreement, Cepheid terminated its prior distribution agreement with LABSCO, which was otherwise scheduled to end on December 31, 2014. The prior agreement also contained obligations regarding future sales to existing customers which have also been terminated as part of this transaction.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy to use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to access the full power of molecular diagnostics. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to the expansion of direct sales to the smaller hospital market, breadth and speed of test menu expansion, product extension and expansion and additional capabilities for Cepheid’s systems. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: our ability to successfully expand and effectively manage increased sales and marketing operations; lengthy sales cycles in the smaller hospital market; availability of hospital capital budgets; test performance in the field; our ability to successfully develop new products; the completion of clinical trials for new products successfully and in a timely manner; uncertainties related to the United States FDA, European and other regulatory processes; the Company’s research and development budget; the potential need for additional intellectual property licenses for tests and other products and the terms of such licenses; and underlying regulatory, political and market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.